UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 3, 2015

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On September 3, 2015, Monticello Raceway Management, Inc. (“MRMI”), a wholly-owned subsidiary of Empire Resorts, Inc. (the “Company”), and EPT Concord II, LLC (“EPT”), a wholly subsidiary of EPR Properties (“EPR”) entered into a non-binding term sheet (the “Term Sheet”) reflecting general terms of a proposed amendment to the Option Agreement (the “Option Agreement”) between MRMI and EPT. The Option Agreement, which was originally executed on December 21, 2011 and last amended by letter agreement dated June 20, 2014, grants to MRMI the sole and exclusive option to lease portions of 1,500 acres located in Sullivan County, New York owned by EPT and another wholly owned subsidiary of EPR (the “EPT Property”) on which the Company’s subsidiary, Montreign Operating Company, LLC, plans to develop the Montreign Resort Casino (“Montreign”). Montreign is part of the initial phase of a four-season destination resort, to be called Adelaar (“Adelaar”), planned for the EPT Property. In addition to Montreign, the initial phase of Adelaar will include an indoor Waterpark Lodge and adventure park (the “Waterpark”), a Rees Jones redesigned “Monster” Golf Course (the “Golf Course”) and an Entertainment Village, which will include retail, restaurants, shopping and entertainment (the “Entertainment Village”).

The Term Sheet contemplates, among other things, amendments to the Option Agreement that would allow MRMI and/or its affiliates to lease the parcels on which the Golf Course and Entertainment Village will be located in addition to the Montreign parcel. The Term Sheet also includes proposed terms on which MRMI and/or its affiliates would be responsible for developing the Golf Course and Entertainment Village, in addition to Montreign, and EPT would be responsible for developing the Waterpark. The Term Sheet contemplates that the Company and EPR will each provide a completion guaranty for their respective subsidiaries’ development obligations. Additionally, if required, the responsible parties will deposit with the New York State Gaming Commission 10% of the total development investment with respect to their respective development obligations. In relation to such proposed changes, the Term Sheet also includes proposed revisions to the voting rights of the parties in the governing body of the master association relating to Adelaar.

The Term Sheet also contemplates amendments to the Option Agreement permitting MRMI and/or its affiliates to purchase all three, but not less than all three, of the Montreign, Golf and Entertainment Village parcels (the “Empire Parcels”) for specified periods and at purchase prices that increase over time (a “Purchase Event”). All amounts paid as rent on the Empire Parcels during the first five years after the option to lease the Empire Parcels is exercised may be credited towards the purchase price of the Empire Parcels, subject to a maximum cap for such credits. If a Purchase Event has occurred and the Waterpark has not yet opened for business, in addition to the completion guaranty from EPR, EPT will deposit into escrow a portion of the purchase price paid for the Empire Parcels to ensure completion of the Waterpark. In addition, the Term Sheet contemplates an option for MRMI and/or its affiliates to purchase, and a right of first refusal with respect to the sale of, the remaining undeveloped portions of the EPT Property for ten years following the lease of the Empire Parcels at prices that vary depending on an adjustment for CPI and/or the development of portions of the EPT Property other than the Waterpark and Empire Parcels.

The Term Sheet also includes proposed terms relating to the division of the responsibilities relating to common infrastructure work for Adelaar. In addition, the Term Sheet includes proposed terms concerning the rent for the Empire Parcels.

The Term Sheet is for discussion purposes only and is not binding on either MRMI or EPT until definitive agreements are executed and the terms of such definitive agreements may be subject to regulatory review and/or approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 10, 2015

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: Chief Executive Officer